LOAN MODIFICATION AMENDMENT
April 12, 2010

LENDER: MICHAEL & BEBE NORTH (hereafter, "Lenders")
BORROWER: HOME SCHOOL HOLDINGS, INC. (hereafter, "HSHI")

1. As of 12/31/2009, the total amount of the outstanding loan was $454,536.99 (does not include interest previously converted to shares of stock/ see below).
2. Of the total outstanding, $450,000 is principal; and $4,536.99 of accrued interest from 09/30/09 to 12/31/09.
3. The loan interest rate is 4% simple interest annually; the note was extended on 01/01/2010, and matures on 05/01/2012.
4. In consideration of the loan interest being lowered to the 4% annual rate, HSHI will allow the Lenders to convert any/some/all of the outstanding balance to shares of stock; with a conversion price of $0.035/share. The Lenders will give HSHI a minimum of 7 calendar days notice of their intent to convert any of the outstanding balance to shares of stock.
5. On 09/30/2009; $220,241.94 of accrued interest was converted to shares of stock w/ a conversion price of $0.045/share. HSHI will issue separate certificates to the Lenders for those shares which will be embossed with the restriction. The shares will remain restricted shares until 05/01/2012. The restriction may be lifted early upon request by the Lenders, and at the option of HSHI. The lifting of the restriction can be accomplished via the approval of either the CEO of HSHI, or by approval of at least one of the HSHI board members; and via the payment of $1 by the Lenders to process the change. Once the Lenders have submitted the request for the lifting of the restriction, HSHI will respond within two business days as to the approval. Once the restriction is lifted, the Lenders are free to put their shares to the company in accordance with the put option issued to the Lenders by HSHI (see below), or to sell them in any private or public transaction at the Lenders discretion.
6. The put option has the following terms: (1) the first date upon which the Lenders may exercise the put option is the date upon which 50% (or more) of the outstanding loan principal has been paid back to the Lenders. That would reflect a payback in the amount of at least $225,000; (2) the exercise price is $0.045 per share: (3) the put option expires 30 calendar days after 100% of the loan principal has been paid to the Lenders in full.
7. It is the aspiration of HSHI and the Lenders to see the loan principal and accrued interest paid as quickly as possible. Repayment will be made in accordance with the following terms; beginning 30 days from the commencement of trading of the HSHI shares on any exchange. HSHI will notify the Lenders of its total receipts during the preceding 30 days, and every 30 days subsequently. The repayment amount will be based on those total receipts every 30 days according to the following schedule: (a) Less than $55,000 in total receipts: $0; (b) $55,000 - $499,999: 10% of the total receipts; (c) $500,000 -$999,999; 20% of total receipts; (d) $1,000,000 + of total receipts: payback of the entire loan balance; and (e) $1,500,000 of cumulative total receipts (or more) since the commencement of trading of HSHI shares: payback of 100% of the loan balance.

SIGNED: Michael North

Michael & Bebe North (Lender)

Be - Be North

4/14/10 3:00 P.M.

SIGNED: [signature]

Tom Morrow, CEO, Home School Holdings, Inc

4/16/10

WITNESS: [signature]